EXHIBIT 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Medicus Pharma Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one Common Share, no par value, and one Warrant (1),(2)	457(o)			$7,500,000 (3)	$147.60 per $1,000,000	$1,107
	Equity	Common shares, no par value per share, included as part of the Units(1),(2)	457(g)			-	-	(4)
	Equity	Warrants included as part of the Units(1),(2)	457(g)			-	-	(4)
	Equity	Common shares underlying the Warrants included as part of the Units(1),(2)	457(o)			$7,500,000 (3)		$1,107
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$15,000,000		$2,214
	Total Fees Previously Paid							N/A
	Total Fee Offsets							$0
	Net Fee Due							$2,214

(1) Pursuant to Rule 416(a) under the Securities Act, the Registrant is also registering an indeterminate number of additional securities that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2) Includes the aggregate offering price of additional securities that the underwriters have a 45-day option to purchase to cover over-allotments, if any.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

EX - 1

(4) In accordance with Rule 457(g) under the Securities Act, because the Registrant's common shares underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

EX - 2